Exhibit 10.5

October 22, 2016

Via Hand Delivery

Olaf Olafsson

c/o Time Warner Inc.

One Time Warner Center

New York, New York 10019

Dear Olaf:

Reference is made to your Employment Agreement, made as of October 31, 2014 and effective as of August 1, 2014 (the “Employment Agreement”) with Time Warner Inc. (the “Company”). We have agreed to amend the Employment Agreement, effective as of the date of this letter agreement (the “Letter Agreement”), in order to extend the term date of the Employment Agreement to December 31, 2019, without any other modification to its terms other than those explicitly set forth below. Accordingly, you and the Company, intending to reflect our mutual understanding regarding such modifications, hereby agree as follows:

1.        Term of Employment. Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Term of Employment.    Your “term of employment” as this phrase is used throughout this Agreement shall be for the period beginning on the Effective Date and ending on December 31, 2019 (the “Term Date”).

2.        Life Insurance Premiums. Clause (c) of Section 4.2.2, of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c) payment of the Life Insurance Premium for each full or partial calendar year during the Severance Period (with respect to the calendar year in which the Effective Termination Date occurs, to the extent not otherwise paid under Section 4.2.1 or Section 7, and with respect to the calendar year in which the Severance Term Date occurs, with the amount of such payment prorated to reflect the number of days during such calendar year that will elapse prior to the Severance Term Date).

3.        Limitations on Certain Payments.

A. Section 4.7.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

If the determination made pursuant to Section 4.7.1 results in a reduction of the payments that would otherwise be paid to you except for the application of Section 4.7.1, the Company shall promptly give you notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that you would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A of the Code, you elect to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting you to additional taxation under Section 409A of the Code. Within ten business days following such determination, the Company shall pay or distribute to you or for your benefit such amounts as are then due to you under this Agreement and shall promptly pay or distribute to you or for your benefit in the future such amounts as become due to you under this Agreement.

B. The last sentence of Section 4.7.4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Notwithstanding any provision of Section 12.8 to the contrary, the Company shall promptly pay, upon demand by you, all legal fees, court costs, fees of experts and other costs and expenses which you incur no later than 10 years following your death in any actual, threatened or contemplated contest of your interpretation of, or determination under, the provisions of this Section 4.7.

4.        Benefits After a Termination or Disability. Section 8.2 of the Employment Agreement is hereby amended by deleting clause (iii) in its entirety and replacing it with the following:

(iii) the Company shall not be permitted to determine that your employment was terminated for “unsatisfactory performance” or “cause” within the meaning of any stock option agreement between you and the Company.

5.        Miscellaneous.

A.        Except as expressly set forth herein, this Letter Agreement shall not by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect the rights and remedies of you or the Company pursuant to the Employment Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which shall continue in full force and effect. From and after the date of this Letter Agreement, all references to the Employment Agreement shall be deemed to refer to the Employment Agreement as amended hereby.

B.        This Letter Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Letter Agreement by facsimile transmission or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Letter Agreement.

If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below.

Very truly yours,

TIME WARNER INC.

By:	/s/ James Cummings
	Name:	James Cummings
	Title:	Senior Vice President of Global Compensation and Benefits

Agreed and Accepted:

/s/ Olaf Olafsson
Olaf Olafsson